EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

WESTERN ASSET VARIABLE RATE STRATEGIC FUND INC.

(THE “FUND”)

DATED OCTOBER 22, 2015

OFFER TO PURCHASE FOR CASH UP TO 30% OF ITS ISSUED AND OUTSTANDING

SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE “SHARES”), AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON NOVEMBER 20, 2015, UNLESS THE OFFER IS EXTENDED.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, LEGG MASON PARTNERS FUND ADVISOR, LLC (THE “INVESTMENT ADVISER”), OR WESTERN MANAGEMENT COMPANY, WESTERN ASSET MANAGEMENT COMPANY LIMITED OR WESTERN ASSET MANAGEMENT COMPANY PTE. LTD. (COLLECTIVELY, THE “SUBADVISERS”), MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT

Any stockholder of the Fund (“Stockholder”) desiring to tender any portion of his or her Shares to the Fund should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”), or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to AST Fund Solutions LLC (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

Dated October 22, 2015

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SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of this Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

The Fund is offering to purchase up to 30% of its outstanding Shares, or 2,000,746 Shares, for cash at a price per share equal to 98% of the per share net asset value as of the close of regular trading on the New York Stock Exchange (“NYSE”) on November 20, 2015 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the Offer documents.

Why is the Fund making this Offer?

The Fund is making the Offer in connection with its entry into a Tender Offer and Standstill Agreement (the “Tender Offer and Standstill Agreement”) between the Fund and Relative Value Partners LLC, its managers, officers and all of its respective Affiliates (as defined therein) (together, “RVP”). The Fund entered into the Tender Offer and Standstill Agreement following discussions initiated by RVP, a holder of approximately 26% of the Fund’s common stock.

Subject to certain conditions set forth in the Tender Offer and Standstill Agreement, the Fund agreed to commence a tender offer on or after October 21, 2015 but prior to December 31, 2015 for 30% of the then outstanding shares of common stock of the Fund at a price equal to 98% of the net asset value of the Fund’s common stock.

In addition, pursuant to the Tender Offer and Standstill Agreement, RVP will be prohibited for the three-year period (except with respect to certain voting requirements, for which a two-year period applies, as noted below) from the date of the Tender Offer and Standstill Agreement through the 2018 Annual Meeting of Stockholders of the Fund (and of the other applicable closed-end funds in the Legg Mason fund complex (together, the “Other Funds”) from, with respect to the Fund and the Other Funds: (a) soliciting proxies, whether or not relating to the election or removal of members of the Board of Directors of the Fund, or taking any action resulting in RVP becoming a “participant” in any “election contest” (as such terms are defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) proposing any matter for submission to a vote of Stockholders; (c) granting any other proxy with respect to any Shares (other than to its Affiliates or the chairman and president of such applicable fund, as the case may be); (d) executing any written consent with respect to Shares, other than those proposed by the Board of Directors of the Fund; (e) forming, joining or participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Shares or making any other agreement having similar effect; (f) seeking to call a meeting of Stockholders; (g) initiating or pursuing any litigation or any regulatory action or proceeding against such fund or its directors, management, or investment adviser; (h) entering into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advising, assisting, encouraging or seeking to persuade others to take any action with respect to any of the foregoing; (i) making any public statement critical of such fund, its directors, management, or investment adviser; (j) voting except in accordance with the recommendations of the board of directors of such fund on any matter affecting such fund’s corporate structure or operation, including but not limited to (1) the amendment or termination of such fund’s management or sub-advisory agreements, (2) the election of directors, or (3) the liquidation or termination of such fund (provided that these restrictions are only in force for the two-year period from the date of the Tender Offer and Standstill Agreement through the 2017 Annual Meetings of Stockholders and do not apply to proposals relating to tender offers); and (k) selling or attempting to transfer any portion of such fund’s common stock to any person which it should reasonably know is engaged in or intends to engage in any of the activities listed above.

This Offer has the potential to reduce, at least temporarily, the discount from NAV at which the Shares currently trade. There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.

Are there conditions to the Offer?

The Offer is subject to certain conditions as described in Section 13 of this Offer to Purchase.

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 11:59 p.m., New York City time, on November 20, 2015, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

What is the net asset value per Fund Share as of a recent date?

As of October 14, 2015, the net asset value per share was $17.62. See Section 7 of this Offer to Purchase for additional information regarding net asset values and market prices. During the pendency of the Offer, current net asset value quotations can be obtained from the Information Agent by calling toll free (866) 416-0553 between 9:00 a.m. and 9:00 p.m., New York City time, Monday through Friday. You may also call the Fund’s toll free number at (888) 777-0102.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the net asset value at a future date, but you should realize that net asset value on the date the Purchase Price for tendered Shares is to be determined may be higher or lower than the net asset value on October 14, 2015.

How do I tender my Shares?

If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before 11:59 p.m., New York City time, on November 20, 2015 (unless the Offer has been extended by the Fund, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by 11:59 p.m., New York City time, on November 20, 2015 (or if the offer is extended, the expiration date as extended). If you are an institution participating in the Book-Entry Transfer Facility, you must tender your Shares according to the procedure for book-entry transfer. See Section 3 of this Offer to Purchase.

Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to this Offer. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m., New York City time on November 20, 2015 (or if the Offer is extended, at any time prior to 11:59 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Stockholder who tendered the shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person who tendered the Shares. See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

No. However, only 30% of the Fund’s outstanding Shares will be accepted for tender. See Section 1 of this Offer to Purchase.

What if more than 2,000,746 Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 2,000,746 Shares. See Section 1 of this Offer to Purchase.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own.

If I decline to tender, how will the tender offer affect the Shares I hold?

Your percentage ownership interest in the Fund will increase after completion of the tender offer.

How will the Fund pay for the Offer?

It is anticipated that the Fund will increase its use of leverage, sell certain portfolio securities and/or use cash on hand to finance the Offer.

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for tendered Shares, if accepted, will be made promptly after the Termination Date of the Offer.

Is my sale of Shares in the Offer a taxable transaction for U.S. federal income tax purposes?

For most Stockholders, yes. The sale of Shares pursuant to the Offer by U.S. Stockholders (as defined in Section 8), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. See Section 8 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. Stockholders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the maximum of 2,000,746 Shares?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which thereafter will make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Stockholders to participate in the Offer, and will management participate in the Offer?

None of the Fund, its Board of Directors, the Investment Adviser or the Subadvisers, makes any recommendation to tender or not to tender Shares in the Offer. The Fund has been advised that no director or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent for the Offer, toll free at (866) 416-0553. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent for the tender offer. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

TO THE STOCKHOLDERS OF COMMON STOCK OF WESTERN ASSET

VARIABLE RATE STRATEGIC FUND INC.

INTRODUCTION

Western Asset Variable Rate Strategic Fund Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 30% of the Fund’s outstanding shares of common stock or 2,000,746 shares in the aggregate (the “Offer Amount”) of its common stock, par value $0.001 per share, at a price (the “Purchase Price”) per Share, net to the seller in cash, equal to 98% of the net asset value in U.S. Dollars (“NAV”) per Share as of the close of regular trading on the NYSE on November 20, 2015, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The depositary for the Offer is American Stock Transfer & Trust Company, LLC (the “Depositary”).

THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 13 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, LEGG MASON PARTNERS FUND ADVISOR, LLC, OR WESTERN MANAGEMENT COMPANY, WESTERN ASSET MANAGEMENT COMPANY LIMITED OR WESTERN ASSET MANAGEMENT COMPANY PTE. LTD., MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

As of October 14, 2015, there were 6,669,153 Shares issued and outstanding, and the NAV was $17.62 per Share. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Termination Date (as defined below). Stockholders may contact AST Fund Solutions LLC, the Fund’s Information Agent, toll free at (866) 416-0553 or contact the Fund directly at its toll free number, (888) 777-0102, to obtain current NAV quotations for the Shares.

Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law). Tendering Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described in Section 1.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 30% of the Fund’s outstanding Shares, or 2,000,746 Shares in the aggregate, validly tendered on or prior to 11:59 p.m., New York City time, on November 20, 2015, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 2,000,746 are duly tendered pursuant to the Offer (and not withdrawn as provided in

Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund’s dividend reinvestment plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 2,000,746 Shares having been tendered.

Stockholders should consider the relative costs of tendering Shares at a 2% discount to NAV pursuant to the Offer and selling Shares at the market price with the associated transaction costs.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4 promptly after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Purchase Price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the Purchase Price for shares be paid, regardless of any delay in making such payment.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Termination Date.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

The Purchase Price of the Shares will equal 98% of their NAV (a 2% discount) as of the close of regular trading on the NYSE on November 20, 2015, or such later date to which the Offer is extended (the “Pricing Date”). Tendering Stockholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 7 of the Letter of Transmittal, Stockholders may be subject to transfer taxes on the purchase of Shares by the Fund.

The Fund normally calculates the NAV of its Shares daily at the close of regular trading of the NYSE. On October 14, 2015, the NAV was $17.62 per Share. The Shares are listed on the NYSE. On October 14, 2015, the last sales price at the close of regular trading on the NYSE was $15.67 per Share, representing a 11.07% discount from NAV. The NAV of the Fund’s Shares will be available daily until the Termination Date, by calling the Fund’s Information Agent, toll free at (866) 416-0553 or through the Fund’s toll free number at (888) 777-0102.

3. Procedure for Tendering Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (a)(i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date.

The Fund’s transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s dividend reinvestment plan. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.

Backup Federal Income Tax Withholding. Backup withholding tax will generally be imposed on the gross proceeds paid to a tendering U.S. Stockholder (as defined in Section 8) unless the U.S. Stockholder provides such U.S. Stockholder’s taxpayer identification number (employer identification number or social security number) to the applicable withholding agent, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Stockholder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Stockholder should complete and sign the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the applicable withholding agent that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders (as defined in Section 8) are not subject to these backup withholding requirements. In order for a Non-U.S. Stockholder to establish that it is not subject to backup withholding requirements, such Non-U.S. Stockholder must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI) . Such forms can be obtained from the Depositary. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

For a discussion of certain federal income tax consequences to tendering Stockholders, see Section 8.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Subadvisers, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

Book-Entry Delivery Procedure

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, or an Agent’s Message, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer before the Termination Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility described above is referred to herein as a “book-entry confirmation.”

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce that agreement against that participant.

Guaranteed Delivery Procedure

If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date or the procedures for book-entry transfer cannot be completed on a timely basis, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram or facsimile transmission) and (iii) (A) the certificates for all tendered Shares, (B) confirmation of the delivery of Shares delivered into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal, which includes all required signature guarantees or (C) an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (November 20, 2015), unless extended.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Subadvisers, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date (November 20, 2015), unless extended. If the NAV per Share on the Pricing Date were the same as the NAV per Share on October 14, 2015, and if Stockholders tender 30% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payment by the Fund to the Stockholders would be approximately $34,552,883. See the Pro Forma Capitalization Table below.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from an increase in the Fund’s use of leverage, cash and/or from sales of securities in the Fund’s investment portfolio.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities may decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date (November 20, 2015). Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date (November 20, 2015), unless extended, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering Stockholders and the NAV per Share for non-tendering Stockholders.

Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV per Share following the Offer, due to the fact that the Purchase Price represents a 2% discount to the Fund’s NAV per Share. The potential accretion to the Fund’s NAV per Share may offset in whole or in part any decline in the Fund’s NAV as discussed above and the expenses of the Offer.

The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering Stockholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of September 30, 2015, there was net unrealized depreciation of $111,762 in the Fund’s portfolio as a whole, and as of September 30, 2015, the Fund had net capital loss carryforwards not subject to expiration of $7,721,170 and net capital loss carryforwards subject to expiration of $4,735,221 totaling $12,456,391 that for tax purposes would offset future gains actually realized.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund (that is, its total assets less its liabilities) will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased. In addition, to the extent the Fund increases its use of leverage to finance the Offer, the Fund will incur increased borrowing costs, which will be spread across reduced net assets, and result in a higher leverage expense ratio.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of October 14, 2015, adjusted to give effect to the offer (excluding expenses and assuming the Fund repurchases 30% of its outstanding Shares):

PRO FORMA CAPITALIZATION (1)

	As of October 14, 2015	Adjustment for Purchase at $17.27 Per Share (2)	Pro Forma as Adjusted
Total net assets	$117,511,380	$34,552,883	$82,958,497
Shares outstanding	6,669,153	2,000,746	4,668,407
NAV per Share (3)	$17.62	$17.27	$17.77

(1)	This table assumes purchase by the Fund of 2,000,746 Shares, equal to 30% of the Fund’s outstanding Shares as of October 14, 2015.
(2)	This amount represents 98% of the Fund’s NAV as determined on October 14, 2015. Shares tendered pursuant to the offer will be purchased at a 2% discount to NAV on the Pricing Date (November 20, 2015), unless extended, which may be more or less than $17.27 per share, and the pro forma NAV per Share also may be more or less than that shown above.
(3)	The NAV per Share of the Fund is normally determined on each day that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

6. Purpose of the Offer; Plans or Proposals of the Fund.

The Board of Directors of the Fund has authorized a tender offer to purchase for cash up to 30% of the Fund’s outstanding Shares, or up to 2,000,746 Shares, for cash at a price per share equal to 98% of the per share net asset value as of the close of regular trading on the New York Stock Exchange on November 20, 2015 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the Offer documents.

The Fund is making the Offer in connection with its entry into the Tender Offer and Standstill Agreement between the Fund and RVP. The Fund entered into the Tender Offer and Standstill Agreement following discussions initiated by RVP, a holder of approximately 26% of the Fund’s common stock. Subject to certain conditions set forth in the Tender Offer and Standstill Agreement, the Fund agreed to commence a tender offer on or after October 21, 2015 but prior to December 31, 2015 for 30% of the then outstanding shares of common stock of the Fund at a price equal to 98% of the net asset value of the Fund’s common stock.

In addition, pursuant to the Tender Offer and Standstill Agreement, RVP will be prohibited for the three-year period (except with respect to certain voting requirements, for which a two-year period applies, as noted below) from the date of the Tender Offer and Standstill Agreement through the 2018 Annual Meeting of Stockholders of the Fund (and of the other applicable closed-end funds in the Legg Mason fund complex (together, the “Other Funds”) from, with respect to the Fund and the Other Funds: (a) soliciting proxies, whether or not relating to the election or removal of members of the Board of Directors of the Fund, or taking any action resulting in RVP becoming a “participant” in any “election contest” (as such terms are defined in the rules and regulations promulgated under the Exchange Act; (b) proposing any matter for submission to a vote of Stockholders; (c) granting any other proxy with respect to any Shares (other than to its Affiliates or the chairman and president of such applicable fund, as the case may be); (d) executing any written consent with respect to Shares, other than those proposed by the Board of Directors of the Fund; (e) forming, joining or participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Shares or making any other agreement having similar effect; (f) seeking to call a meeting of Stockholders; (g) initiating or pursuing any litigation or any regulatory action or proceeding against such fund or its directors, management, or investment adviser; (h) entering into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advising, assisting, encouraging or seeking to persuade others to take any action with respect to any of the foregoing; (i) making any public statement critical of such fund, its directors, management, or investment adviser; (j) voting except in accordance with the recommendations of the board of directors of such fund on any matter affecting such fund’s corporate structure or operation, including but not limited to (1) the amendment or termination of such fund’s management or sub-advisory agreements, (2) the election of directors, or (3) the liquidation or termination of such fund (provided that these restrictions are only in force for the two-year period from the date of the Tender Offer and Standstill Agreement through the 2017 Annual Meetings of Stockholders and do not apply to proposals relating to tender offers); and (k) selling or attempting to transfer any portion of such fund’s common stock to any person which it should reasonably know is engaged in or intends to engage in any of the activities listed above.

This Offer has the potential to reduce, at least temporarily, the discount from NAV at which the Shares currently trade. There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.

Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

Except as set forth above, as referred to in connection with the Fund’s Dividend Reinvestment Plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board of Directors or management of the Fund, including changes to the number or the term of members of the Board of Directors, the filling of any existing vacancies on the Board of Directors or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to

Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s Article of Incorporation, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund. No other tender offers are presently contemplated, but the Board of Directors reserves the right to conduct tender offers in the future.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, THE INVESTMENT ADVISER OR THE SUBADVISERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. NAV and Market Price Range of Shares; Dividends. The Shares are traded on the NYSE. The following table sets forth for the fiscal quarters indicated the NAV (as of the last day of each of such fiscal quarters) and the high and low NYSE market price per Share:

Fiscal Quarter Ended	High	Low	Net Asset Value
December 31, 2013	$17.72	$16.74	$18.93
March 31, 2014	$17.77	$17.01	$19.00
June 30, 2014	$17.47	$17.05	$19.06
September 30, 2014	$17.57	$17.01	$18.85
December 31, 2014	$17.05	$16.55	$18.38
March 31, 2015	$17.06	$16.46	$18.21
June 30, 2015	$16.73	$16.25	$18.51
September 30, 2015	$16.56	$15.46	$17.54

As of the close of business on October 14, 2015, the Fund’s NAV per Share was $17.62. The tender of Shares, unless and until such tendered Shares are accepted for purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

8. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences to U.S. Stockholders and Non-U.S. Stockholders (each as defined below and collectively, for purposes of this discussion, “Stockholders”) of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to Stockholders in light of their particular circumstances or to Stockholders subject to special tax rules (including, without limitation, partnerships or other pass-through entities (and investors therein), dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Stockholders whose functional currency is not the U.S. dollar). Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a “U.S. Stockholder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Stockholder” is a beneficial owner of Shares that is neither a U.S. Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Stockholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the U.S. Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Stockholder if the percentage of the Fund’s then outstanding Shares owned by the Stockholder immediately after the sale is less than 80% of the percentage of the Fund’s Shares owned by the Stockholder determined immediately before the sale. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Stockholder if the reduction in the Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Stockholder’s interest. Generally, even a small reduction in the percentage ownership interest of a Stockholder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction.

If any of the above three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Any such capital gain or loss will generally be short-term capital gain or loss if the Shares have been held for one year or less and long-term capital gain or loss if the Shares have been held for more than one year. However, any losses realized by a U.S. Stockholder who has held his or her Shares for six months or less will be treated as long-term capital losses to the extent of any “capital gain dividends” received (or amounts designated as undistributed capital gains) with respect to such Shares. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 20% for long-term capital gains. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a U.S. Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits (although it is not expected that such dividend will be eligible for the dividends received deduction allowed to corporations or for the reduced U.S. federal income tax rates that are currently imposed on certain “qualified dividend income” received by non-corporate U.S. Stockholders). To the extent that amounts received exceed such U.S. Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares and any amounts in excess of the Stockholder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such U.S. Stockholder.

Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder with respect to an exchange of Shares for cash pursuant to the Offer will depend on the tax characterization of the transaction, determined in the same manner as discussed above for U.S. Stockholders. Generally, if the exchange is treated as a sale or exchange under Section 302(b) of the Code, any gain realized by a Non-U.S. Stockholder will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Stockholder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Stockholder is an individual who is physically present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are met.

If, however, all or a portion of the proceeds received by a tendering Non-U.S. Stockholder is treated for U.S. federal income tax purposes as a distribution by the Fund that is a dividend, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Because an applicable withholding agent may not be able to determine if a particular Non-U.S. Stockholder qualifies for sale or exchange treatment under Section 302(b) of the Code, such agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder unless the agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver a properly completed and executed IRS Form W-8ECI. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder meets one of the Section 302(b) tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, a withholding agent may treat amounts paid to Non-U.S. Stockholders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% or treaty-reduced rate of withholding on dividend distributions as discussed above.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Stockholders.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

9. Selected Financial Information. The audited financial statements of the Fund for the twelve-month reporting period ended September 30, 2014 appear in the Fund’s Annual Report to Stockholders for the year ended September 30, 2014. The Annual Report has previously been provided to stockholders of the Fund and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended March 31, 2015 appear in the Fund’s Semi-Annual Report to Stockholders for the period ended March 31, 2015. The Semi-Annual Report has previously been provided to stockholders of the Fund and is incorporated by reference herein. Copies of the Annual Report and the Semi-Annual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

10. Certain Information Concerning the Fund, the Investment Adviser and the Subadvisers. The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on October 29, 2004. As a closed-ended investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is to maintain a high level of current income. The Fund invests primarily in variable rate instruments of U.S. and non-U.S. issuers, including U.S. and non-U.S. investment grade and high-yield debt, senior loans, emerging market debt and derivatives related to these securities. The principal executive offices and business address of the Fund are located at 620 Eighth Avenue, 49th Floor, New York, NY 10018. The Fund’s business telephone number is (888) 777-0102.

The Investment Adviser is a wholly-owned subsidiary of Legg Mason, Inc. The Investment Adviser is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940. The Investment Adviser has served as Investment Adviser since August 1, 2006. The principal business address of the Investment Adviser is 620 Eighth Avenue, New York, NY 10018. The Fund is sub-advised by Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd., affiliates of the Investment Adviser. Western Asset Management Company’s principal business address is 385 East Colorado Boulevard, Pasadena, California 91101. Western Asset Management Company Limited’s principal business address is 10 Exchange Square, Primrose Street, London EC2A 2EN. Western Asset Management Company Pte. Ltd.’s principal business address is 1 George Street #23-01, Singapore 049145.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

11. Interests of Directors, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns as of September 30, 2015 is set forth in the table below. The address of each of them is in care of the Fund at 620 Eighth Avenue, New York, NY 10018.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Non-Interested Directors:
Robert D. Agdern Director and Member of the Audit and Nominating Committees	None	0
Carol L. Colman Director and Member of the Audit and Nominating Committees	None	0
Daniel P. Cronin Director and Member of the Audit and Nominating Committees	14,957.705	0	*
Paolo M. Cucchi Director and Member of the Audit and Nominating Committees	None	0
Leslie H. Gelb Director and Member of the Audit and Nominating Committees	None	0
William R. Hutchinson Director and Member of the Audit and Nominating Committees	1,000	0	*
Eileen A. Kamerick Director and Member of the Audit and Nominating Committees	None	0
Riordan Roett Director and Member of the Audit and Nominating Committees	None	0

Interested Director:
Jane E. Trust Director, Chairman, Chief Executive Officer and President	None	0

Officers:
Jane E. Trust Director, Chairman, Chief Executive Officer and President	None	0
Richard F. Sennett Principal Financial Officer	None	0
Ted P. Becker Chief Compliance Officer	None	0
Vanessa A. Williams Identity Theft Prevention Officer	None	0
Steven Frank Treasurer	None	0
Robert I. Frenkel Secretary and Chief Legal Officer	None	0

*	Less than 1%

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares, except for dividend reinvestments, during the past 60 days.

Other than the Tender Offer and Standstill Agreement described under Section 6 of this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares pursuant to this Offer.

12. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

13. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would (i) result in the delisting of the Fund’s Shares from the NYSE or (ii) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Stockholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Directors of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) any other event which, in the judgment of the Board of Directors, would have a material adverse effect on the Fund if the Offer was consummated; or (c) the Board of Directors of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Stockholders. The Fund will commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained American Stock Transfer & Trust Company, LLC to act as Depositary and AST Fund Solutions LLC to act as Information Agent. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

15. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

16. Contacting the Depositary and the Information Agent. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Facsimile Copy Number: (718) 234-5001

Confirm by Telephone: (718) 921-8317

For Account Information Call:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Toll Free: (877) 248-6417

By Mail or Overnight Courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

AST FUND SOLUTIONS LLC

Toll Free: (866) 416-0553

WESTERN ASSET VARIABLE RATE STRATEGIC FUND INC.

October 22, 2015